EXHIBIT 99.1

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INFOSEARCH MEDIA, INC. REPORTS REVENUE OF $2.1 MILLION FOR SECOND QUARTER 2005,
AN INCREASE OF 235% OVER 2ND QUARTER 2004

TUESDAY , JULY 12, 2005 08:30 AM

MARINA DEL REY, Calif., July 12, 2005 /PRNewswire-FirstCall via COMTEX/ --InfoSearch Media (OTC Bulletin Board: ISHM) today announced that revenue for the second quarter of 2005 was $2.1 million. This represents a 235% gain over the second quarter of 2004 and a 30% gain from the first quarter of 2005.

"We are pleased with the strong revenue growth for our second quarter," said Steve Lazuka, InfoSearch Media's Chairman and CEO. "As our company continues to grow, we have added key personnel to our management team and board to support our future growth. We are very excited about our future prospects and strongly believe that our focus on high-quality content-based solutions puts us in a prime position as more advertising budget based dollars are directed to the internet," Mr. Lazuka concluded.

About InfoSearch Media

InfoSearch Media (http://www.infosearchmedia.com) is a leading provider of content-based, cost-effective search engine marketing services. InfoSearch Media maintains a network of over 200 professional writers that both contribute to the Company's www.articleinsider.com online network and produce high quality,
proprietary   content   for  sale  and   license  to  the   Company's   clients.
ArticleInsider is a collection of approximately 250,000 informative articles written by industry experts and enthusiasts covering a wide variety of popular topics. Internet users visit the ArticleInsider network in order to review related articles, talk with others about specific subjects through online forums, and explore related websites. InfoSearch Media plans to continue to expand upon its 250,000-page network as it continues to build its client base. There are currently over 4,500 clients, including Netflix, Pitney Bowes and Price.com, receiving traffic from the Company's network of approximately 250,000 articles. In addition, InfoSearch Media has produced content through sale or license to approximately 600 clients, including, Newegg.com, Cardservice International and Wellspring Laboratories.

Safe Harbor Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements speak only as of the date of this release, and we will not necessarily provide updates of our projections or other forward-looking statements. Such forward-looking statements involve risks and uncertainties that, if realized, could materially impair the Company's results of operations, business, and financial condition. These forward-looking statements may be affected by the risks and uncertainties inherent in the search engine market and in the Company's business including decreased demand for our products and services; flaws inherent in our products or services; intense competition; failure to maintain relationships with strategic partners and content providers,


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and  general  economic  conditions  that could  cause  actual  results to differ materially from those projected. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's reports filed with the Securities and Exchange Commission, copies of which are available at the website maintained by the SEC at http://www.sec.gov. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

Media Contact:
  InfoSearch Media, Inc.
  Frank Knuettel, II
  Chief Financial Officer
  310-822-1103
  frank@infosearchmedia.com